STREAM GLOBAL SERVICES, INC.

2009 EXECUTIVE SALES COMMISSION PLAN

1. Purpose and Components

The purpose of this Executive Sales Commission Plan is to align the Executive Vice President, Global Sales and Marketing to the revenue and gross margin targets of Stream Global Services, Inc. and its consolidated subsidiaries (the "Company"). The Plan is based 75% on the Company's revenues and 25% on the Company's gross margin percentages.

2. Eligibility

The Executive Vice President, Global Sales and Marketing is currently the only eligible participant in this Plan, but the Company may add other participants to the Plan in its sole discretion.

3. Calculation and Payment of Commissions

A. The Plan participant's target commission is 40% of annual base salary for the year ending December 31, 2009. If the Company over-achieves its goals, then the participant may earn accelerator amounts above 40% of annual base salary, as described below.

B. The Company will pay commissions, if earned, on a quarterly basis and will true-up the commissions at the end of the year to reflect full-year revenue and gross margins. The Company will issue commission payments to the participant on the corresponding pay cycle (approximately 45 days) after the completion of the quarter, and all payouts are subject to applicable tax, payroll and other withholding required by applicable law. The participant must be employed by the Company at the time of the payout to receive payment.

C. Commissions will be calculated as set forth on the attached Exhibit A, based on the quarterly and annual revenues and gross margin percentages in the Company's annual budget for the year ending December 31, 2009 as approved by the Company's Board of Directors and set forth on the attached Exhibit A. Actual revenues and gross margins subject to commissions under this Plan will not include any amounts from any acquisition, joint venture or business combination that the Company may enter into. The participant will earn no commission based on the Company's revenue for a quarter or for the year unless the Company achieves at least 90.0% of the budgeted revenue for that quarter or year. The participant will earn no gross margin percentage commission for a quarter or for the year unless the Company achieves at least 97.5% of the budgeted gross margin percentage for that quarter or year.

D. If the Company achieves more than 100% of the budgeted revenue for the year and at least 100% of the budgeted gross margin percentage for the year, each as set forth in the budget approved by the Company's Board of Directors, then the participant is eligible for accelerators as follows:
    If the Company's actual revenue for the year ending December 31, 2009 is $10 million to $14.9 million over the budgeted revenue, then the participant will be eligible to receive an additional $50,000 of commission for the year.
    If the Company's actual revenue for the year ending December 31, 2009 is $15 million to $19.9 million over the budgeted revenue, then the participant will be eligible to receive an additional $100,000 of commission for the year.
    If the Company's actual revenue for the year ending December 31, 2009 is $20 million or more over the budgeted revenue, then the participant will be eligible to receive:
      an additional $100,000 of commission for the year, plus
      an additional $100,000 of commission for each full $5 million of actual revenue over the sum of the budgeted revenue plus $15 million.

E. Final calculation of revenue and gross margin amounts will be subject to the completion of the Company's 2009 external audit by its outside auditor.

4. Administration

A. The adoption of this Plan shall not be deemed to give any employee the right to be retained in the Company's employ or to interfere with the right of the Company to dismiss any employee at any time, for any reason not prohibited by law, nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

B. Payments under this Plan are sales commissions and are not part of the participant's base salary, severance or other benefits.

C. The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Chief Executive Officer of the Company at any time for any reason.

D. A Participant's right to receive payment of an award under the Plan shall be no greater than the right of an unsecured general creditor of the Company. All awards under the Plan shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such awards.

E. The Company reserves the right to amend, terminate and modify this plan at any time in its sole discretion with or without notice. The Company reserves the right to make final and binding decisions regarding the amount of commissions, if any, to be paid to any Participant.

F. No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

G. This Plan is administered by, and all decisions regarding any payments hereunder shall be made by the Company, its management and the Compensation Committee of the Board of Directors.

H. All matters of Plan interpretation should be directed to the Senior Vice President, Human Resources, the Chief Legal and Administrative Officer or their designees. If any term or condition of this plan is found to be in non-conformance with a given state, federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the plan.

I. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA.

2009 Executive Sales Commission Plan

Certificate of Acknowledgement

I certify that I have received and read the 2009 Executive Sales Commission Plan, including the attached Exhibit A, and agree to be bound thereby. In consideration of my commission eligibility under the Plan, I agree to comply with the Stream policies and internal regulations that apply to me, including but not limited to the Code of Business Conduct and Ethics, the Insider Trading Policy, and any other agreement that I have signed with the Company, including but not limited to any employment contract or confidentiality, non-solicit or non-competition agreement, as applicable.

/s/Robert Dechant	May 8, 2009
Participant Signature	Date
Robert Dechant
Printed Name

ACKNOWLEDGED BY STREAM GLOBAL SERVICES, INC.:
/s/R. Scott Murray	May 8, 2009
R. Scott Murray, Chief Executive Officer	Date